EXHIBIT 99.1

PRESS RELEASE
Date: May 21, 2020

CADIZ INC. EXPANDS MANAGEMENT TEAM TO SUPPORT BURGEONING OPERATIONS
Company appoints Tim Shaheen to new Director of Development role and names new CFO as operations focus on expansion of agriculture development and complementary water infrastructure

(Los Angeles, CA) – Cadiz Inc. (NASDAQ: CDZI) (“Cadiz”, the “Company”) announced today that it has expanded its management team, adding a Director of Development role to support the active development of the Company’s Cadiz Valley properties for agriculture and complementary water projects. The Company’s current CFO Timothy Shaheen will immediately assume this new position.  Mr. Stan Speer, who has been a financial consultant to the Company for five years, will take over as Chief Financial Officer.
Over the last 12 months, the Company has made significant investments in its land and water assets, including the expansion of its sustainable agriculture, water infrastructure and irrigation capacity to support a variety of uses.  Mr. Shaheen has been instrumental in this effort, building on decades of prior experience in agriculture, including as CEO of Sun World International, which during his tenure from 1996 to 2005 owned and operated 20,000 acres of various growing, packing and shipping operations throughout California.  As the new Director of Development, Shaheen will provide focused leadership and oversight as the Company executes on its plans to continue its successful expansion of agricultural operations and water infrastructure at the Cadiz Ranch.

In the CFO position, Mr. Speer will assume the Company’s financial management and reporting responsibilities and maintain oversight of operational budgets. Speer brings decades of financial management experience to this position, including previous tenure as Cadiz CFO from 1997-2003, and roles as a Managing Director with global professional services firm Alvarez & Marsal, and as a partner with Coopers & Lybrand (now PricewaterhouseCoopers), where he spent 14 years specializing in business reorganizations.

Scott Slater, Cadiz’s President & CEO, commented: “The enthusiasm around our agricultural prospects and the supporting water infrastructure has led to exciting growth that requires the focus of a leader like Tim to ensure the continued success of these developments. Tim’s deep experience with the Company and our land holdings will serve him well in this exciting new role.  We also welcome Stan, who has a wealth of financial management experience and personal knowledge of the Company, to round out the team as CFO.”

Cadiz is the largest private landowner in eastern San Bernardino County with over 45,000 acres of landholdings, including 9,600 acres permitted for agricultural development.  The Company currently maintains lease arrangements with agricultural partners, including Limoneira Company (NASDAQ: LMNR) and Glass House Group, covering approximately 2,500 acres of active farming.   This year the Company installed new water infrastructure, including three new wells with 12,500 acre-feet per year in capacity, to support its active agriculture and plans to further develop the water infrastructure at the Cadiz Ranch to support its complementary water and agricultural projects.
More information about Mr. Speer and Mr. Shaheen is available on the Company’s website, https://www.cadizinc.com/management/.
About Cadiz Inc.
Founded in 1983, Cadiz Inc. (NASDAQ: CDZI) is a California business dedicated to sustainable water and agricultural projects. We own 70 square miles of property with significant water resources in Southern California and are the largest agricultural operation in San Bernardino, California, where we have sustainably farmed since the 1980s.  We are also partnering with public water agencies to implement the Cadiz Water Project, which was named a Top 10 Infrastructure Project that over two phases will create a new water supply for approximately 400,000 people and make available up to 1 million acre-feet of new groundwater storage capacity for the region. Guided by a holistic land management plan, we are dedicated to pursuing sustainable projects and practicing responsible stewardship of our land, water and agricultural resources. For more information, please visit www.cadizinc.com.
Contact:
Courtney Degener
213-271-1603
cdegener@cadizinc.com
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FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.